Exhibit 10.2

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (the “Third Amendment”) is made and entered into as of the 20th day of December, 2002, by and between BELLEVUE HINES DEVELOPMENT, L.L.C., a Delaware limited liability company (“Landlord”), and ONYX SOFTWARE CORPORATION, a Washington corporation (“Tenant”) with reference to that certain Lease (as defined below) covering certain premises located in the One Twelfth @ Twelfth project in Bellevue, Washington.

RECITALS

A.    Landlord and Tenant are parties to that certain Office Building Lease dated as of June 6, 2000, as amended by that certain First Amendment to Lease dated June 20, 2000 and that certain Second Amendment to Lease dated as of August 6, 2001 (the “Lease”) pursuant to which Tenant leased certain space in the East Building and South Building. Unless otherwise defined, capitalized terms used herein shall have the meanings given in the Lease.

B.    Tenant has never occupied the Premises and has been seeking to sublease portions of the space.

C.    Provided certain conditions are satisfied, Landlord and Tenant have agreed to reduce the size of the Premises and to adjust the rent schedule under the Lease, all in accordance with the terms and conditions of this Third Amendment.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and other good and valuable consideration, receipt and sufficiency of which is fully and unconditionally acknowledged, Landlord and Tenant do hereby agree as follows:

1.    Conditions Precedent.    The obligations of Landlord and Tenant under this Third Amendment, and the “Essential Premises Lease” (defined below), shall be contingent on Landlord, on or before the date that is ten (10) Business Days after the date hereof, receiving the written approval of its lender to the transactions described herein. Notwithstanding anything contained herein to the contrary, the amendments described in Sections 6(b), 7(b) and 24 below shall not become effective unless each of the following conditions (the “Conditions Precedent”) is fully satisfied on April 30, 2004 (the “Effective Date”):

(a)    Compliance With Lease.    There shall be no uncured Event of Default by Tenant under the Lease as amended pursuant to this Third Amendment and no event shall have occurred that but for the giving of notice or passage of time or both would become an Event of Default;

(b)    Rent Payments.    Tenant shall have paid all Rent and other sums due under the Lease through the Effective Date without notice and no payment shall have been made later than five (5) days after the due date thereof;

(c)    No Lease Contest.    Tenant shall not have filed a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction and shall not have attempted to terminate, reject or contest the validity of the Lease under the protection of any law and no involuntary petition or other action for relief under the foregoing laws shall have been filed against Tenant.

(d)    Vacation.    Tenant shall have vacated and surrendered possession of the Premises (other than the Essential Premises as defined below) to Landlord;

(e)    Warrants.    On the Warrant Closing Date (as defined below), Landlord shall have received from Tenant warrants executed by Tenant and in a form agreed upon by the parties permitting Landlord to purchase up to an aggregate of Seven Hundred Ninety-five Thousand (795,000) shares (the “Underlying Shares”) of common stock, $0.01 par value per share, of Onyx Software Corporation (the “Warrants” and, together with the Underlying Shares, the “Securities”) and the parties shall have entered into a Registration Rights Agreement in a form agreed upon by the parties(the “Registration Rights Agreement”) and an Information Rights and Standstill Agreement in a form agreed upon by the parties (the “Information Rights Agreement”) (the Information Rights Agreement and the Registration Rights Agreement are referred to collectively in this Third Amendment as the “Ancillary Documents”); and Tenant shall have provided a legal opinion from Orrick Herrington & Sutcliffe as to the due authorization, execution and delivery of such documents;

(f)    Representations and Warranties.    All of Tenant’s representations and warranties set forth in this Third Amendment shall be true and correct in all material respects as of the Effective Date (except to the extent such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date), and the Tenant shall certify to Landlord on the Effective Date that all such representations and warranties are true and correct in all material respects on and as of the Effective Date (or as of such specific date, as applicable); and

(g)    New Lease.    Tenant shall have executed, acknowledged and delivered to Landlord a new lease for Floors 1 and 2 of the South Building (the “Essential Premises”), in the form attached hereto as Addendum 1 (the “Essential Premises Lease”) and shall have provided an amendment to the Letter of Credit in the form attached hereto as Addendum 2 providing that the Letter of Credit shall also secure Tenant’s obligations under the Essential Premises Lease, the Registration Rights Agreement, Warrants and the Information Rights Agreement.

2.    Representations and Warranties of Landlord Relating to Securities.    Landlord hereby represents and warrants to Tenant that:

(a)    SEC Documents; Additional Information.    Landlord has received, reviewed and considered all information it deems necessary in making an informed decision to make an investment in the Securities. Landlord has had, in connection with its decision to purchase the Securities, the opportunity to review the following: (i) the Tenant’s Annual Report on Form 10-K for the year ended December 31, 2001, (ii) its Quarterly Reports for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 (iii) all of its Current Reports on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) after December 31, 2001 and prior to the date hereof (collectively, the “SEC Documents”). Landlord has relied solely upon the SEC Documents in making its decision to purchase the Securities. Landlord has also had the opportunity to review (s) cash flow projections indicating sources and uses of funds for the next 3 years, (t) a business plan summarizing the Tenant’s restructuring plan, (u) a summary of secured and unsecured creditors including proposed workout negotiations with each entity, (v) Tenant’s projected office space needs for the next three (3) years for all locations, (w) a detailed breakdown of all of Tenant’s general and administrative costs, including occupancy costs, (x) a detailed breakdown of all salary and bonus costs for Tenant’s senior management (Vice President and above), (y) a disclosure of any non-recorded liabilities or contingencies not included in the financial statements, and (z) a summary of Tenant’s contacts for new equity and/or debt financing sources (collectively, the “Forward Looking Information”). Landlord acknowledges that (A) the Forward-Looking Information contains forward-looking projections; (B) such projections are based only on Tenant’s good-faith, reasonable judgment at the time such projections are made, (C) Tenant’s actual results could differ materially from those anticipated in the Forward-Looking Information for many reasons, including the factors described under the heading “Important Factors that May Affect Our Business, Our Results of Operations and Our Stock Price” in the reports that Tenant files from time to time with the Securities and Exchange Commission and other factors, (D) Tenant makes no representations, warranties or guarantees of future performance regarding the information contained in the Forward-Looking Information, (E) Landlord has relied on the information contained in the Forward-Looking Information only for the purpose of deciding whether to modify the Lease and not for any other purpose, (F) Tenant undertakes no duty to update such projections and (G) Landlord relies on such information at its own risk.

(b)    Purchase Entirely for Own Account.    Landlord is acquiring the Securities being purchased by it hereunder for investment, for its own account, and not for resale or with a view to distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”). Landlord does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities. Landlord has not been formed for the specific purpose of acquiring the Securities.

(c)    Accredited Investor.    Landlord has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities. Landlord certifies and represents to Tenant that, as of the date of this Third Amendment and as of the Warrant Closing Date, it is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring the Securities. Landlord’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment.

(d)    Confidential Information.    Landlord understands that, except for the SEC Documents, any information provided to Landlord by Tenant in connection with the offering contemplated by this Third Amendment, including, without limitation, the existence and nature of discussions regarding this Third Amendment, the Forward Looking Information, Tenant’s summary financial results for the quarter ended September 30, 2002, and any other presentations of nonpublic information given by Tenant to Landlord (collectively, the “Nonpublic Information”) is strictly confidential and is being submitted to Landlord solely for

Landlord’s confidential use in connection with its investment decision regarding the Securities and the discussion to enter into this Third Amendment and the Essential Premises Lease, and Landlord hereby acknowledges that it is prohibited from reproducing, distributing, divulging or discussing such Nonpublic Information, in whole or in part, except for use internally and by its legal counsel and except as required by law or legal process. Landlord hereby acknowledges that it is aware that the United States securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company.

(e)    Restricted Securities.

(i)    Landlord understands that the Securities have not been, and, except as provided in the Registration Rights Agreement, will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Landlord’s representations as expressed herein. Landlord understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Landlord must hold the Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Landlord acknowledges that Tenant has no obligation to register or qualify the Securities for resale except as set forth in the Registration Rights Agreement. The Landlord further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to Tenant which are outside of Landlord’s control, and which Tenant is under no obligation and may not be able to satisfy.

(ii)    Landlord acknowledges and agrees that the Warrants are not transferable without the prior written consent of Tenant, except under the limited circumstances provided in the Warrants, and that the Registration Rights Agreement imposes certain restrictions on transfer of the Underlying Shares, as provided therein.

(f)    Legends.    Landlord understands and agrees that each certificate in respect of any of the Underlying Shares, and each Warrant, shall be endorsed with a legend substantially in the form set forth below, and Landlord covenants that, except to the extent such restrictions are waived by Tenant, it shall not transfer any Warrants, or any Underlying Shares represented by any such certificate, without complying with the legends endorsed on such certificate:

THE SECURITIES REPRESENTED BY THIS [WARRANT][CERTIFICATE] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS (COLLECTIVELY, THE “ACTS”). NO INTEREST IN SUCH SECURITIES MAY BE SOLD, ENCUMBERED OR OTHERWISE TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACTS COVERING THE TRANSACTION, (II) THE COMPANY RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE

COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACTS, OR (III) THE COMPANY OTHERWISE SATISFIES ITSELF THAT REGISTRATION IS NOT REQUIRED UNDER THE ACTS.

THE SECURITIES REPRESENTED BY THIS [WARRANT][CERTIFICATE] ARE SUBJECT TO THE TERMS AND CONDITIONS OF A REGISTRATION RIGHTS AGREEMENT DATED JANUARY     , 2003, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION, AND MAY NOT BE SOLD, TRANSFERRED OR ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF SAID AGREEMENT AS SAID AGREEMENT MAY FROM TIME TO TIME BE AMENDED OR SUPPLEMENTED.

Landlord agrees that, in order to ensure and enforce compliance with the restrictions imposed by applicable law and those referred to in the foregoing legend, Tenant may, prior to the effectiveness of any registration statement, issue appropriate “stop transfer” instructions to its transfer agent, if any, with respect to any certificate representing the Warrants or the Underlying Shares, and if Tenant transfers its own securities, that it may make appropriate notation to the same effect in Tenant’s records.

3.    Representations and Warranties of Tenant Relating to Securities.

(a)    Valid Issuance of the Securities.    The Securities being purchased by Landlord hereunder will, upon issuance pursuant to the terms hereof, be duly authorized and validly issued. The Underlying Shares have been duly and validly authorized and reserved for issuance and, upon exercise of the Warrants in accordance with their terms, including payment of the exercise price therefore, the Underlying Shares will be validly issued, fully paid and nonassessable. No preemptive rights, co-sale rights, rights of first refusal or other similar rights to subscribe for or to purchase Tenant’s capital stock exist with respect to the issuance and sale of the Securities by Tenant pursuant to this Agreement and the terms of the Warrants.

(b)    SEC Documents.    Tenant has made available (including via EDGAR) to Landlord a true and complete copy of the SEC Documents. Tenant has filed in a timely manner all documents that Tenant was required to file under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the 12 months preceding the date of this Third Amendment. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed SEC Document.

(c)    Organization and Standing.    Tenant is a corporation duly organized and validly existing under the laws of the State of Washington and has all requisite corporate power and authority to carry on its business as presently conducted. Tenant has paid all excise taxes required by the Washington Department of Revenue.

(d)    Corporate Power.    Tenant has all requisite legal and corporate power and authority to execute and deliver this Third Amendment, the Essential Premises Lease, and the Ancillary Documents (collectively, the “Transaction Documents”), to sell and issue the Securities hereunder, and to carry out and perform its obligations under the terms of the Transaction Documents.

(e)    Authorization.    All corporate action on the part of Tenant, its officers, directors, and stockholders necessary for the authorization, execution, delivery and performance by Tenant of the Transaction Documents, and the consummation of the transactions contemplated herein and therein and for the authorization, sale, issuance and delivery of the Securities being issued hereunder has been taken. This Third Amendment constitutes, and the other Transaction Documents, upon the Warrant Closing Date shall constitute, legal, valid and binding obligations of Tenant, and the Third Amendment is, and the other Transaction Documents, upon the Warrant Closing Date shall be, enforceable in accordance with their respective terms.

(f)    Governmental Consent, etc.    No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Tenant is required in connection with the valid execution and delivery of the Transaction Documents.

(g)    Brokers and Finders.    Except for The Broderick Group, Inc. (“Broderick”), Tenant has not engaged any brokers, finders or agents and Tenant has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Tenant, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Transaction Documents and the transactions contemplated hereby or thereby. Tenant shall be solely responsible for paying any fees or other compensation payable to Broderick in connection with the transactions described in this Third Amendment, and Tenant agrees to defend, indemnify and hold Landlord harmless from any claims against Landlord by Broderick for fees or other compensation payable to Broderick in connection with the transactions described in this Third Amendment.

(h)    Common Stock.    Upon exercise of the Warrants, the Underlying Shares shall have the rights, preferences, and privileges applicable to outstanding shares of Tenant’s Common Stock and as set forth in Tenant’s Articles of Incorporation. The rights, privileges, and preferences applicable to the Underlying Shares will be no less favorable than the rights, privileges, and preferences applicable to any other shares of Tenant’s Common Stock.

(i)    Exemption from Registration.    Assuming the accuracy of the representations made by Landlord in Section 2 hereof, the offer, sale and issuance of the Warrants will comply with applicable exemptions from the registration requirements of the Securities Act.

(j)    Good Title/Beneficial Owner.    Assuming that Landlord is purchasing and has purchased the Securities for value, in good faith, and without notice of any adverse claims within the meaning of the Washington Uniform Commercial Code, and assuming the accuracy of the representations made by Landlord in Section 2 hereof, Landlord will have good and valid title to the Shares; provided, however, that the Shares will be subject to restrictions on transfer under state and/or federal securities laws in the United States and as set forth in this Agreement.

(k)    S-3 Eligibility.    Tenant is currently eligible to register shares of its Common Stock for resale to the public on a Form S-3 registration statement, and no Disclosure Condition (as defined in the Registration Rights Agreement) exists as of the date hereof, except for any such Disclosure Condition arising out of the transactions contemplated by the Transaction Documents. Tenant is not as of the date of this Third Amendment in negotiations, or party to any agreement, letter of intent, agreement to agree, or other similar instrument, regarding any possible acquisition, merger, or corporate reorganization of Tenant or sale of all or substantially all of the stock or assets of Tenant.

(l)    Compliance with Other Instruments.    Tenant is not in material violation or default of any term of its Articles of Incorporation or Bylaws, or of any provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is currently bound or of any judgment, decree, order, or writ. The execution, delivery, and performance of and compliance with the Transaction Documents, and the issuance and sale of the Securities pursuant hereto, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Tenant or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Tenant, its business or operations or any of its assets or properties.

(m)    Disclosure.    None of the SEC Documents contains (as of the date hereof) and, subject to Section 2(a), none of the Forward Looking Information contained (as of its date of delivery), to the best of Tenant’s knowledge, an untrue statement of a material fact or omits (in the case of the SEC Documents) or omitted (in the case of the Forward Looking Information) to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made.

(n)    Registration Rights.    Tenant is presently not under any obligation, and has not granted any rights (including piggyback registration rights), to register any of Tenant’s presently outstanding securities or any of its securities that may hereafter be issued, except that Tenant has granted piggyback rights to Brent Frei, Brian Janssen, Todd Stevenson and the former shareholders of Market Solutions Limited.

(o)    Activities since September 30, 2002.    Since September 30, 2002 and prior to the date hereof, except as a result of the execution and delivery of the Transaction Documents, there has not been:

(i)    any material change in the assets, liabilities, financial condition or operating results of Tenant from that reflected in the SEC Documents, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(ii)    any damage, destruction or loss, whether or hot covered by insurance, materially adversely affecting the assets, properties, financial condition, operating results or business of Tenant;

(iii)    any waiver by Tenant of a valuable right or of a material debt owed to it that would have a material adverse effect on the assets, properties, financial condition, operating results or business of Tenant;

(iv)    any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Tenant, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of Tenant;

(v)    any material change or amendment to a material contract or arrangement by which Tenant or any of its assets or properties is bound or subject that would have a material adverse effect on the assets, properties, financial condition, operating results or business of Tenant;

(vi)    any material change in any compensation arrangement or agreement with any employee that would have a material adverse effect on the assets, properties, financial condition, operating results or business of Tenant;

(vii)    any sale, assignment or transfer of any patents or patent applications, trademarks or trademark applications, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, or disclosure of any proprietary confidential information to any person that would have a material adverse effect on the assets, properties, financial condition, operating results or business of Tenant;

(viii)    any resignation or termination of employment of any key officer of Tenant; and Tenant, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer;

(ix)    any declaration, payment, setting aside or other distribution of cash or other property to its shareholders with respect to its capital stock or other equity securities (including without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

(x)    any mortgage, pledge, transfer of a security interest in, or lien, created by Tenant, with respect to any of its properties or assets that would have a material adverse effect on the assets, properties, financial condition, operating results or business of Tenant, except liens for taxes not yet due or payable;

(xi)    receipt of notice that there has been a loss of, or order cancellation by, any major customer of Tenant that would have a material adverse effect on the assets, properties, financial condition, operating results or business of Tenant;

(xii)    any charitable contributions or pledges that would have a material adverse effect on the assets, properties, financial condition, operating-results or business of Tenant;

(xiii)    any material capital expenditures or commitments therefor that would have a material adverse effect on the assets, properties, financial condition, operating results or business of Tenant;

(xiv)    any material loans or advances to, guarantees for the benefit of, or any investments in, any person (including but not limited to any of Tenant’s employees, officers or directors, or any members of their immediate families), corporation, partnership, joint venture or other entity that would have a material adverse effect on the assets, properties, financial condition, operating results or business of Tenant;

(xv)    to the best of Tenant’s knowledge, any other event or condition of any character that might materially and adversely affect the assets, properties, financial condition, operating results or business of Tenant.

(p)    Material Liabilities.    As of September 30, 2002, Tenant had no material liabilities not disclosed in the SEC Documents and, to the best of its knowledge, knows of no material contingent liabilities not disclosed in the SEC Documents. As of the date hereof, and except as disclosed in the SEC Documents, Tenant is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation (other than Tenant’s wholly owned subsidiaries).

4.    Warrant Closing Date.

(a)    As soon as practicable after Landlord has received the lender consent specified in the first sentence of Section 1 above, but in no event later than five (5) Business Days after receipt of such consent, Landlord shall notify Tenant thereof.

(b)    After Tenant has received such notice, the parties shall agree on a date for execution and delivery of the Ancillary Documents and issuance of the Warrants (the date of such delivery and issuance, the “Warrant Closing Date”); provided, however, that the Warrant Closing Date shall be no more than five (5) Business Days after receipt of the notice of lender consent described above.

(c)    On the Warrant Closing Date, Tenant shall issue the Warrants and the parties shall execute the Ancillary Documents.

5.    Breach of Representations and Warranties.    Notwithstanding anything to the contrary herein, no party shall be deemed to have breached any representation and warranty hereunder (and no default of this Third Amendment shall be deemed to have occurred as a result of any inaccuracy in such representation and warranty) so long as such representation and warranty is true and correct in all material respects.

6.    Reduction in Size of Premises.

(a)    As of the date hereof, the Essential Premises shall be released from the Premises and Tenant shall have no further rights or obligations with respect to the Essential Premises under the Lease; provided, however, that Tenant shall not be released from any obligations that have accrued or relate to periods prior to the date hereof (including but not limited to any indemnities arising from events occurring prior to the date hereof). Tenant acknowledges that the reduction in the Net Rentable Area of the Premises will reduce proportionately the number of Parking Passes allocated to Tenant so that from and after the date hereof Tenant shall be entitled to only six hundred six (606) Parking Passes. As of the date hereof, the Exhibit A attached to the Lease shall be deleted in its entirety and replaced with the revised Exhibit A attached hereto and incorporated herein by this reference and Items 7 and 8 of the Basic Lease Information Sheet included in the Lease shall be restated and replaced in their entirety by the following:

7. Premises:
A portion of Floor 1 and all of Floors 2 and 3 in the East Building located at 1120 112th Avenue, N.E., Bellevue, Washington; and all of Floors 3 through 6 (less 270 square feet on Floor 3) in the South Building located at 1100 112th Avenue, N.E., Bellevue, Washington

8. Net Rentable Area/ Tenant’s Proportionate Share:
Net Rentable Area of Premises: Two hundred two thousand six hundred and ten (202,610) square feet

Tenant’s Proportionate Share of East Building: 50.66%

Tenant’s Proportionate Share of South Building: 66.35%

Tenant’s Proportionate Share of Project: 42.18%

(b)    Provided that all of the Conditions Precedent have been satisfied in full on or before the Effective Date, on the Effective Date the Lease shall terminate with the same force and effect as if it had terminated on its scheduled expiration date. Notwithstanding such termination, Tenant shall not be released from any obligations under the Lease that accrue or relate to periods prior to the Effective Date (including but not limited to any indemnities arising from events occurring prior to the Effective Date).

7.    Rent Prior to Effective Date.

(a)    From the date hereof through August 31, 2003, Tenant shall pay Base Rent and Operating Costs on the Premises (other than the Essential Premises) in accordance with the terms of the Lease in effect prior to the execution of this Third Amendment.

(b)    During the period from September 1, 2003, through the Effective Date, Tenant shall pay Base Rent on the Premises (other than the Essential Premises) in a fixed amount equal to Three Hundred Fifty-three Thousand One Hundred Thirteen ($353,113) per month. Tenant shall not be required to pay Operating Costs on the Premises during this period.

8.    Move In.    Tenant shall use its best efforts to move its entire company operations into and shall occupy the Essential Premises by January 31, 2003, but in any event shall move its entire company operations into and occupy the Essential Premises by no later than March 31, 2003 (the “Final Move in Date”). If Tenant has not moved its entire company operations into and occupied the Essential Premises by the Final Move in Date, then the Effective Date shall be delayed by five (5) days for each day Tenant delays moving in to the Essential Premises after the Final Move in Date. Tenant shall pay all costs related to such move, including but not limited to moving expenses and any tenant improvement work. Any changes to the existing tenant improvements in the Essential Premises shall be considered “Alterations” under the Essential Premises Lease.

9.    Restoration/Renovations.    Any changes or alterations that Tenant desires to make to the Premises in order to move its operations into the Essential Premises shall be considered Alterations subject to Section 6.7 of the Lease and shall require Landlord’s consent. Landlord as a condition to providing its consent has required that Tenant remove or restore other components of the existing improvements or systems serving the Premises as more particularly described on Addendums 3 and 4 attached hereto.

(a)    The items identified on Addendum 3 shall be completed by Landlord. Tenant shall pay Landlord the estimated cost of such work in the amount of One Hundred Twenty Five Thousand Five Hundred Fifteen Dollars ($125,515) no more than ten (10) days following the date on which Landlord notifies Tenant that it has received its lender’s consent as required pursuant to Section 4(a) above. Landlord shall pay all costs, if any, in excess of such amount.

(b)    Landlord and Tenant acknowledge that the items shown on Addendum 4 (the “Deferred Work”) may be useable by a replacement tenant. Landlord agrees that completion of the Deferred Work may be delayed for a period of time to permit Landlord to determine whether the improvements are useable by another tenant. Landlord may perform the Deferred Work in phases as necessary based on the needs or desires of replacement tenants. Tenant shall pay for fifty percent (50%) of the costs of the Deferred Work up to a maximum of Two Hundred Seventy-five Thousand Dollars ($275,000) no more than ten (10) days following Tenant’s receipt from Landlord of a written demand for payment (together with reasonable documentation of the amount of the costs to be incurred by Landlord). Landlord shall pay the balance. If Tenant pays Landlord for any portion of the Deferred Work and such work has not been completed within six (6) months after the date of such payment, Landlord shall refund the payment to Tenant (without any prejudice to Landlord’s right to request such payment in the future when the Deferred Work is to be completed). However, if Landlord determines that all or any portion of the Deferred Work should be performed in advance to enhance Landlord’s marketing efforts, Landlord may perform a portion of the Deferred Work up to a total cost of Seventy-five Thousand Dollars ($75,000) and Tenant shall pay fifty percent (50%) of such costs (up to a maximum amount of $37,500) upon receipt of a written demand for payment from Landlord (together with reasonable documentation of the amount of the costs to be incurred by Landlord). Any amounts paid by Tenant pursuant to the preceding sentence shall be offset against amounts otherwise payable by Tenant pursuant to this Section 9(b) with respect to Deferred Work.

(c)    Any demands for payment to Tenant pursuant to this Section 9 shall be sent to Tenant at its address for notices in Section 1 of the Lease but to the attention of Tenant’s accounts payable department, with copies to the notice addresses for Tenant in Section 1 of the Lease.

(d)    If Tenant does not pay any amounts due from Tenant pursuant to this Section 9 on the date due, such failure shall be an Event of Default hereunder without any further notice or opportunity to cure and Landlord may draw on the Letter of Credit for payment of such sum. If Landlord draws on the Letter of Credit under this provision then the next reduction in the Letter of Credit pursuant to Section 10 below shall be reduced by the amount drawn by Landlord.

10.    Security Deposit; Letter of Credit.    Article 3 of the Lease is amended to delete Section 3.2 in its entirety. Tenant’s existing Letter of Credit shall remain in full force and effect through the Effective Date and shall secure Tenant’s obligations under the Lease as amended by this Third Amendment. If all of the Conditions Precedent are satisfied on the Effective Date and thereafter Tenant makes all payments due under the Lease and all payments due under the Essential Premises Lease, including payment of Rent on the Essential Premises and the Premises, on a timely basis without notice from Landlord, then on October 1, 2003, and on the first day of each month thereafter through May 1, 2004, Tenant may arrange for eight (8) monthly reductions in the Letter of Credit in the amount of Five Hundred Six Thousand Eight Hundred Fifty-nine Dollars ($506,859) each. Provided that the conditions for such reduction have been satisfied, Landlord will execute any documentation reasonably required by the issuing bank to effect the reductions. In no event however, shall the Letter of Credit be reduced below Two Million Five Hundred Thousand Dollars ($2,500,000). Notwithstanding the foregoing, until Tenant has paid for its share of the cost of the Deferred Work pursuant to Section 9 above, the Letter of Credit shall not be reduced below the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) plus Tenant’s share of the estimated cost to complete the balance of the Deferred Work. Tenant shall forfeit all rights to reduce the value of the Letter of Credit under this provision if on or before May 1, 2004, any payment due under the Lease or the Essential Premises Lease is not received by Landlord on or before the due date thereof or if a Tenant default or material misrepresentation occurs under the Warrants, the Information Rights Agreement or the Registration Rights Agreement. Landlord agrees that the Letter of Credit will be the only security required of Tenant pursuant to this Lease or the Essential Premises Lease.

11.    Attempts to Lease Premises.    Following execution of this Third Amendment, Landlord shall commence efforts to find tenants for the Premises and shall market the space as available for a direct lease between Landlord and the replacement tenant rather than as subleased space. Landlord shall have the right to enter the Premises at any time without notice to or approval of Tenant to show the space to prospective tenants. Landlord shall be solely responsible for marketing of space and shall pay all costs related to any new leases entered into. In the event that Landlord secures a new tenant for all or any portion of the Premises, Landlord may enter into a lease with such tenant on any terms Landlord deems appropriate in its sole discretion. In the event a new tenant is found who will need to take possession of any portion of the Premises prior to the Effective Date, Landlord and Tenant shall execute an amendment to the Lease in the form attached hereto as Addendum 5 to release such space from the Lease. In such event, Base Rent for the Premises shall not be adjusted but Tenant shall be entitled to a credit against Base Rent and Operating Costs due under the Lease with respect to the Premises prior to the Effective Date for the amount of base rent and operating costs actually collected from the new tenant prior to the Effective Date, to the extent such collected sums exceed the actual out of pocket costs Landlord incurs to procure the new tenant, including but not limited to marketing expenses, broker commissions, legal fees, tenant improvement costs and any rent or other concessions provided to induce a new tenant to enter into a lease.

12.    Right of First Refusal.    Section 1.1(c) of the Lease is hereby deleted in its entirety.

13.    Extension Rights.    Section 2.1(b) of the Lease is hereby deleted in its entirety.

14.    Rent Setting Mechanism.    Section 2.6(b) of the Lease establishing a mechanism for setting renewal and expansion rent rates is hereby deleted in its entirety.

15.    Metering of Electricity.    Section 4.4.1(d) of the Lease is amended to delete in its entirety the balance of the sentence commencing with the words, “provided, Tenant may elect”.

16.    Audit Rights.    Section 4.8 of the Lease is deleted in its entirety, and replaced with the following:

So long as Tenant is obligated to pay for Operating Costs on the Premises, on request by Tenant, Landlord shall provide Tenant with reasonable documentation and information supporting and substantiating the Operating Costs charged to Tenant and the calculation of Tenant’s Proportionate Share of Operating Costs.

17.    Interruption of Services.    Section 5.3 of the Lease is amended to delete the second and third paragraphs.

18.    Signage.    Section 5.6 of the Lease is amended as follows:

(a)    The second sentence of Section 5.6(a) of the Lease is deleted in its entirety.

(b)    Section 5.6(b) of the Lease is deleted in its entirety and replaced with the following:

Tenant may retain its existing exterior signage until such time as Landlord grants signage rights to another party whereupon Landlord may remove all of Tenant’s exterior signs in any manner Landlord deems appropriate which may include a process that could damage the signage. Landlord will pay all costs of such removal. Landlord shall notify Tenant as to the date of removal and Tenant shall have the right to take possession of such signs or to perform the removal itself on or before such date. If Tenant wishes to preserve the signs, Tenant may elect to remove the signs at its own expense and to repair all damage caused by the installation or removal of such signs. If Tenant does not arrange to remove or take possession of the signs on the date they are removed, Landlord may dispose of such signs in any manner Landlord deems appropriate. In no event shall Landlord be required to store or preserve the signs.

19.    Telecom Provider.    Section 6.3 of the Lease is amended to read in its entirety as follows:

Tenant shall install and maintain all required intrabuilding network cable and other communications wires and cables necessary to serve the Premises from the point of presence in the Building. Tenant shall obtain any telecommunications services within the Building serving the Premises from vendors selected by Landlord or approved by Landlord in its reasonable discretion (a “Provider”).

20.    Address of Building.    Section 6.12 of the Lease is amended to delete subclause 6.12(c).

21.    Assignment and Subletting.    Article 8 of the Lease is amended as follows:

(a)    The second sentence in Section 8.1(a) is hereby deleted and Section 8.1(b) is amended to read in its entirety as follows:

Notwithstanding anything herein to the contrary, Landlord’s consent shall not be required for any proposed Transfer by Tenant under this Article 8 to any of the following: (a) a wholly owned subsidiary of Tenant; (b) an entity with which or into which Tenant may merge whether or not the Tenant is the survivor of such merger; or (c) any entity that is controlled by, controls or is under common control with Tenant, provided, however, that any Permitted Transferee must have and maintain credit that satisfies Landlord’s criteria for new tenants in the Project leasing comparable amounts of space. “Control” for purposes of this Article 8 shall mean ownership of a majority voting interest in any such entity or the possession, directly or indirectly of the power to direct or cause the direction of the day-to-day management of the controlled entity. Each of the foregoing shall be a “Permitted Transferee” under this Lease; provided, however, that Tenant must provide Landlord with at least twenty (20) days prior written notice of any Transfer to a Permitted Transferee, together with such evidence as Landlord may reasonably request to establish that such Transfer is to a Permitted Transferee. A Transfer to a Permitted Transferee shall not be subject to the provisions contained in Sections 8.2 or 8.3 below. The rights under this Section 8.1(b) are personal to Onyx Software Corporation and may not be transferred or assigned to any other party.

(b)    The second paragraph of Section 8.2 of the Lease is deleted in its entirety.

(c)    The first sentence of Section 8.2 of the Lease is deleted in its entirety and replaced with the following:

If Tenant proposes any Transfer then Landlord may elect to (a) terminate this Lease as to the space so affected as of the date so specified by Tenant in its notice under Section 8.1, in which event Tenant shall be relieved of all further obligations hereunder as to such space; (b) permit Tenant to complete the Transfer on the terms set forth in such notice, subject, however, to such reasonable conditions as Landlord may require and to the balance of this Article 8; or (c) deny the request to Transfer the Lease.

(d)    Section 8.6 of the Lease is deleted in its entirety.

22.    Insurance.    Section 11.7 of the Lease is hereby deleted in its entirety.

23.    Tenant Remedies.    Section 13.7 of the Lease is hereby amended to change the Twenty-five Thousand Dollar ($25,000) cap on offsets to Five Thousand Dollars ($5,000).

24.    Parking.    Section 14.22 of the Lease notwithstanding, as of September 1, 2003, Tenant shall not be required to pay a monthly fee for the Parking Passes.

25.    Right to Show Premises.    Section 7 of the Second Amendment to Lease is hereby deleted in its entirety. Landlord shall have the right to show the Premises to prospective tenants at any time.

26.    Confirmations.    Tenant hereby confirms, represents and warrants to Landlord that (a) Tenant has received the entire Cash Allowance and no further funds are due from Landlord with respect to the Tenant Improvements; (b) to the best of Tenant’s knowledge after suitable investigation, there is no existing default or claimed default by Landlord or Tenant under the Lease and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a default by Landlord or Tenant under the Lease; (c) to the best of Tenant’s knowledge after suitable investigation, Tenant has no existing defenses or offsets against the Landlord’s enforcement of the Lease; and there are no unresolved or pending disputes or claims between Landlord and Tenant with respect to the Lease or the Premises or the Essential Premises (including but not limited to any claim for delay penalties under Section 2.2 of the Lease); and (d) the parties did not obtain a sales tax deferral pursuant to Section 14.28 of the Lease.

27.    Attorneys’ Fees.    In the event of any action or proceeding at law or in equity between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under the Bankruptcy Code (Title 11 of the United States Code) or any successor statute to such Code) to enforce any provision of the Lease (including this Third Amendment) or to protect or establish any right or remedy of either Landlord or Tenant thereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorney’s fees and expenses, incurred in such action or proceeding and in any appeal in connection therewith by such prevailing party, whether or not such action, proceeding or appeal is prosecuted to judgment or other final determination. The term “prevailing party” shall include a party who obtains legal counsel or brings an action against the other by reason of the other’s breach or default and obtains substantially the relief sought, whether by compromise, settlement or judgment. If such prevailing party shall recover in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment.

28.    Conflict.    Capitalized terms used herein and not otherwise defined shall have the meanings given in the Lease. If there is any conflict between the terms, conditions and provisions of this Third Amendment and the terms and conditions of the Lease, the terms, conditions and provisions of this Third Amendment shall prevail.

29.    No Further Amendment.    Except as expressly modified by this Third Amendment, all terms, covenants and provisions of the Lease shall remain unmodified and in full force and effect and are hereby expressly ratified and confirmed.

30.    Entire Agreement.    This Third Amendment reflects the entire agreement of the parties with respect to amending the terms of the Lease and this Third Amendment supersedes any and all correspondence and oral agreements between the parties hereto regarding the amendment of the Lease, which are prior in time to this Third Amendment. With respect to the subject matter hereof, neither party will be bound by any understanding, agreement, promise, representation or stipulation, express or implied, not specified herein. Each of the Addenda attached hereto is incorporated herein as if fully set forth in this Third Amendment.

31.    Counterparts.    This Third Amendment may be executed in counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same document.

32.    Brokers.    Tenant and Landlord shall each indemnify, defend and hold the other party harmless from and against any and all liabilities for commissions or other compensation or charges claimed by any other broker or agent based on dealings with the indemnifying party with respect to this Third Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment in triplicate originals as of the day and year first above written.

LANDLORD:	BELLEVUE HINES DEVELOPMENT, L.L.C., a Delaware limited liability company

	By:	/s/ Thomas D. Owens
Name: Thomas D. Owens Title: Manager

TENANT:	ONYX SOFTWARE CORPORATION. a Washington corporation

	By:	/s/ Paul Dauber
Name: Paul Dauber Title: Vice President and Chief Legal Officer

Attachments:

Addendum 1 – Essential Premises Lease
Addendum 2 – Letter of Credit
Addendum 3 – Repair and Restoration
Addendum 4 – Deferred Work
Addendum 5 – Form of Amendment

STATE OF TEXAS	)
) ss.
COUNTY OF HARRIS	)

On this 23 day of December, 2002, before me, the undersigned, a Notary Public in and for the State of Texas, duly commissioned and sworn, personally appeared Thomas D. Owens, to me known as, or providing satisfactory evidence that he is the Manager of BELLEVUE HINES DEVELOPMENT, L.L.C., a Delaware limited liability company, the limited liability company that executed the foregoing instrument and acknowledged the said instrument to be the free and voluntary act and deed of said limited liability company for the uses and purposes therein mentioned and on oath stated that he is authorized to execute said instrument.

WITNESS my hand and official seal hereto affixed the day and year in this certificate above written.

/s/ Carol L. Sproles
[Notary Public Seal]	NOTARY PUBLIC in and for the State of Texas residing at 2800 Post Oak-Harris County
My commission expires 6/12/04
Print Name: Carol Sproles

STATE OF WASHINGTON	)
) ss.
COUNTY OF KING	)

On this 23 day of December, 2002, before me, the undersigned, a Notary Public in and for the State of Washington, duly commissioned and sworn, personally appeared Paul Dauber, to me known as, or providing satisfactory evidence that he is the Vice President and Chief Legal Officer of ONYX SOFTWARE CORPORATION., a Washington corporation, the corporation that executed the foregoing instrument and acknowledged the said instrument to be the free and voluntary act and deed of said corporation for the uses and purposes therein mentioned and on oath stated that he/she is authorized to execute said instrument.

WITNESS my hand and official seal hereto affixed the day and year in this certificate above written.

/s/ A.L. Potts
NOTARY PUBLIC in and for the State of Washington residing at King County
My commission expires July 24, 2003
Print Name: A.L. Potts

[Notary Public Seal]